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                                                             EXHIBIT (a)(5)(MM)

                                      A1124

                                                                               1

                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

SIMON PROPERTY GROUP, INC. and

SIMON PROPERTY ACQUISITIONS, INC.,

            Plaintiffs,

     vs.                         NO. 02-74799

                                 Hon. Victoria Roberts

TAUBMAN CENTERS, INC., A. ALFRED

TAUBMAN, ROBERT S. TAUBMAN, LISA A.

PAYNE, GRAHAM T. ALLISOIN, PETER

KARMANOS, JR., WILLIAM S. TAUBMAN,

ALLAN J. BLOOSTEIN, JEROME A. CHASEN,

and S. PARKER GILBERT,


          Defendants.

---------------------------------/


                            VIDEOTAPED DEPOSITION OF

                                 ROBERT TAUBMAN

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DEPONENT:      ROBERT TAUBMAN

DATE:          Thursday, January 16, 2003

TIME:          9:40 a.m.

LOCATION:      38500 Woodward Avenue, Suite 100

               Bloomfield Hills, Michigan

REPORTER:      Judith C. Werner, CSR-2349, RPR, CM

VIDEOGRAPHER:  Patrick Murphy.

APPEARANCES:


          MR. JOHN R. OLLER

          and MR. SCOTT S. ROSE

          Willkie Farr & Gallagher

          787 Seventh Avenue

          New York, New York 10019-6099

          (212) 728-8502

          and

          MR. TODD A. HOLLEMAN

          Miller Canfield

          150 West Jefferson, Suite 2500

          Detroit, Michigan 48226-4415

          (313) 963-6420


               All Appearing on behalf of the Plaintiff Simon.

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APPEARANCES, Continued:

          MR. SETH D. RIGRODSKY

          Milberg Weiss Bershad Hynes & Lerach

          One Pennsylvania Plaza

          New York, New York 10119-0165

          (212) 594-5300

               and

          MS. PATRICIA C. WEISER

          Schiffrin & Barroway

          3 Bala Plaza East, Suite 400

          Bala Cynwyd, Pennsylvania 19004

          (610) 667-7706


               Both appearing on behalf of the Plaintiff Glancy.


          MR. JOSEPH AVIV

          and MR. MATTHEW F. LEITMAN

          Miro Weiner & Kramer

          38500 Woodward Avenue, Suite 100

          Bloomfield Hills, Michigan 48304

          (248) 258-1207

               and

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APPEARANCES, Continued;

          MR. STEPHEN R. DIPRIMA

          Wachtell, Lipton, Rosen & Katz

          51 West 52nd Street

          New York, New York 10019-6150

          (212) 403-1382

               All Appearing on behalf of the Defendants and the Witness.

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advisers, and we will come to the determination at that moment in time.

     Q. So you are not prepared to say that, sitting here today that you personally will oppose the proposed -- current proposed offer if it's put to a vote.

     A.   No, I'm not prepared to say that at this time.

     [BEGINNING OF EXCERPT]

     Q. With respect to this statement that was made on December 11 and the indication that the family intended to use its significant stake in the company to oppose the proposed transaction if it were put to a vote, what did you mean by that?

     A. I think that the words are very clear. I don't think they need any clarification at all.

     Q. In what manner was the family going -- as indicated here, going to use its stake to oppose the transaction?

     A. Based on the information that was presented at the time, we had no interest in pursuing the sale of the company, to quote from the words of the 14D9 filing, "and intended to use its significant stake in the company to oppose the proposed transaction if it were put to a vote." That's exactly what it says. That's exactly what our intent was.

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     Q.   But how would you use that stake?

     A.   We would vote against the transaction.

     Q. Okay. And how did you know when this statement was made that the family had that intention?

     A. We had conferred with our family. I had spoken to my father, spoken to my brother, spoken to my sister, and we had come to that conclusion.

     [END OF EXCERPT]

     Q. You had spoken to each of those family members after receiving the original Simon offer of -- the original Simon tender offer of $18?

     A.   Well, the original offer was seventeen fifty.

     Q.   That's right.

     A.   Then they tendered at $18.

     Q.   That's right.

     A.   The answer to your question is yes.

     Q.   So after the $18 you did speak --

     A.   Absolutely.

     Q.   -- to each of those people.

     A.   Yes.

     Q.   And you all agreed that you were opposed to that offer.

     A.   Individually, yes.

     Q.   And as a family, correct?

               MR. DIPRIMA: Objection.

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               MR. AVIV: Well, objection as to the form of the question. You can answer unless -- notwithstanding an objection, you can answer unless you're instructed not to answer.

               THE WITNESS: So I can answer?

               MR. AVIV: You can answer.

               THE WITNESS: Okay. Yes. I mean we individually decided as to how we felt, and I echoed that view to the -- as written here in the 14D.

     Q.   So at least as here you were speaking for the family?

     A. I was repeating -- yes, I was speaking on behalf of those individuals that had made their individual decision as to what it is -- how they felt about the offer that had been presented.

     [BEGINNING OF EXCERPT]

     Q.   When is it you spoke to your father about the $18 offer?

     A.   I speak to him regularly.

     Q.   Do you have any -- is that daily or --

     A.   I speak to him from time to time.

     [END OF EXCERPT]

     Q. You can't be any more precise as to when you spoke about the $18 offer with him?

     A.   I can't, but I know that I spoke to him.

     Q. Was there ever a conversation in which all the family members were present, either by phone or in

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     [BEGINNING OF EXCERPT]

     Q. Have you received advice from Goldman Sachs as to what an adequate price would be?

     A. We have reviewed much information from Goldman Sachs as a board and individually, and there have been range of values considered from many different directions, many different data points.

     Q. Do you have a personal view as to what an appropriate range of adequate prices would be?

     A.   Yes.

     Q.   What's your view?

               MR. AVIV: Objection.

               MR. DIPRIMA: Objection.

               MR. AVIV: He doesn't have to answer that.

               THE WITNESS: I don't intend to answer that question.

     Q. So -- just so it's clear for the record and for the court, as you sit here today you do not wish to answer whether -- what you believe an adequate price to be.

               MR. AVIV: Objection. I think the record is clear. He was instructed by counsel not to answer.

     Q.   So you are honoring your instruction by counsel not to answer --

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     A.   I am.

     Q.   -- not to answer what you believe an adequate price would be.

     A.   That's correct.

          [END OF EXCERPT]

     Q.   Have you been deposed in your career before --

     A.   Yes, I have.

     Q.   -- Mr. Taubman? Approximately how many times?

     A.   More than five, less than ten.

     Q.   Have you testified in court on any --

     A.   I have.

     Q.   -- matters relating to the company?

     A.   I have.

     Q.   Approximately how many occasions?

     A.   I believe once.

     Q.   Was that a suit by or against the company?

     A.   It was a suit brought against the company.

     Q.   What did you do to prepare for this deposition today?

     A.   I met with my counsel.

     Q.   Which counsel?

     A.   My counsel to my right. Want me to name them?

     Q.   The firm you met with.

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     A.   Yes.

     Q.   To celebrate the closing of the transaction?

     A.   Yes.

     [BEGINNING OF EXCERPT]

     Q. Had Goldman Sachs represented the family in the restructuring transaction?

     A.   Yes, they did.

     Q.   When were they hired for that engagement?

     A.   Well, in 1998.

     [END OF EXCERPT]

     Q.   Okay.

               (Deposition Exhibit No. Three was mark'd for identification by the Reporter.)

     Q. The reporter has handed you R. Taubman Exhibit Three, Mr. Taubman, which is a series of documents marked GS 224 through 230, and the cover page is a memorandum to you from Adam Rosenberg dated July 1, 1998 re engagement. Do you recall receiving this memorandum and attachments?

     A. I don't remember receiving the memorandum. I am familiar with the attachments.

     Q. Do you believe that you did receive these attachments on or about July 1st, 1998?

     A.   Most likely.

     Q.   And this is a proposed confidentiality

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     Q.   -- on the signature line?

     A.   Yes, it is.

     Q.   That's your father's signature?

     A.   Yes, it is.

     Q.   Who is Mark Tercek?

     A.   Tercek.

     Q.   Tercek.

     A. Mark was at the time the senior-most person in the real estate group. He's still at Goldman Sachs, and he's moved away from the real estate group and is a very senior person at Goldman Sachs.

     [BEGINNING OF EXCERPT]

     Q. If you look at page 291 -- actually it starts on 290, carrying over to the top of 291. There's a reference to a transaction fee of ten million dollars
--

     A.   Yes.

     Q.   -- to be charged by Goldman Sachs?

     A.   Yes.

     Q.   Was that -- was such transaction fee paid?

     A.   Yes, it was.

     Q.   Was the amount ten million dollars?

     A.   Yes, it was.

     [END OF EXCERPT]

     Q. And then there's a reference to, in the discretion of the family, up to an additional 2.5 million dollars. Was there a discretionary payment

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     A.   Yes, I read the paragraph. I'm sorry. What is your question?

     Q. Was this, was this a clause that the family inserted at the family's initiative, that the family's consent would be needed to hire any attorneys other than Wachtell Lipton?

     A.   I don't recall.

     [BEGINNING OF EXCERPT]

     Q. Had Wachtell Lipton performed any work for the family prior to this time?

     A.   Yes.

     Q.   Going back how far, how long?

     A. You know, yes, they had. In the last ten-year period of time previous to '98 they had represented us more than once.

     Q.   The family as opposed to the company.

     A.   Yes, the family.

     Q.   In what matters?

     A.   I recall --

     Q. If they're public. I'm not going to ask for nonpublic if there were any.

     A. I don't, I don't know if it was public, but I'm not uncomfortable responding to your question. I mean, there were investments that the family had made from time to time that they were -- they represented us as counsel on, all different types of investments.

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     Q.   Had the family worked with Goldman Sachs prior to this time?

     A.   Yes.

     Q. On what -- on the same matters that Wachtell was involved with or some of the same matters I should say?

     A.   I don't recall. I don't recall.

     Q. These assignments prior to 1998 for Goldman, these were also family matters as opposed to the company?

     A. They had worked for the company from time o time, and they had worked for the family from time to time.

     [END OF EXCERPT]

               MR. AVIV: John, whenever you feel break's appropriate, but within the next 15 minutes let's take a break.

               MR. OLLER: Sure.

     Q. Do you know how much in the way of out-of-pocket expenses including attorneys fees and disbursements were paid either by the family to Goldman or directly or indirectly to Wachtell in connection with the '98 restructuring?

     A.   You're asking me what is the fee of Wachtell?

     Q.   What was -- yes, what fees and expenses,

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               MR. OLLER: Yeah.

               MR. MURPHY: Off the record 10:55.

               (There was a recess taken.)

               MR. MURPHY: We're back on the record at 11:08 a.m. Please continue.

     Q. (BY MR. OLLER) Mr. Taubman, was one of the reasons why the family hired its own financial advisers for the '98 restructuring that the family had objectives and goals of its own in connection with the restructuring?

     A. I think that, as I testified earlier, there were -- the company had hired Morgan Stanley as its financial adviser. General Motors had hired Aldridge, Eastman & Walsh to be their financial adviser, and it was appropriate to have the family hire financial advice, advisers, as well to represent them in discussions with those individual advisers.

     Q. But did the family have certain objectives vis-a-vis the restructuring?

     A. I think that -- I think our objectives were those to find ways to improve the company and satisfy the needs of our principal shareholder, General Motors, and to do so in a way that was best for shareholders, all shareholders.

[BEGINNING OF EXCERPT]

     Q.   Did the family have as an objective to

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avoid a shareholder vote on any proposed restructuring?

     A.   No.

     Q.   That was -- you never said that to anyone in words or substance?

     A. Shareholder votes are part of many different aspects of any specific transaction you look at, and they may or may not be necessary, appropriate or required, and I obviously would rely on our legal advisers, which there were numerous in the transaction, various transactions, we contemplated. Some of them required shareholder votes. Some of them didn't. It was an aspect of a transaction that you would consider, and, you know, it's one of the factors you'd consider in any transaction that we thought about.

     Q. The question was did you say to anyone that the family was opposed to any proposal that would involve a shareholder vote.

     A.   Absolutely not.

     Q. Did you ever hear anyone say that that was the family's position in '98?

     A.   It was not our position.

[END OF EXCERPT]

     Q.   So you never said that a shareholder vote is not acceptable.

               MR. AVIV: What time --

               MR. OLLER: Strike that. Strike

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that a shareholder vote is a part of some transactions and not part of others, and we certainly were not, you know, against having a shareholder vote, speaking as an individual, as a director, as well as a family member. Shareholder votes take longer, you know. They take more time. There's market risk to shareholder -- you have time. There's market risk, and the transaction we did, frankly it would have been much harder to accomplish if we had taken additional time because the bond market shifted very dramatically and we were calling in all our debt, all our unsecured debt, so it was a very good example of sometimes time and market risk are very important.

               So from our perspective a shareholder vote was not something that we were going to avoid. Quite the opposite. We were prepared to go for a shareholder vote under certain transactions, but it's part of the consideration. The requirement for a shareholder vote, the appropriateness of a shareholder vote is part of the consideration as you look at various options.

[BEGINNING OF EXCERPT]

     Q. I believe the question was whether you said to anyone involved in the restructuring that you wanted to avoid a shareholder vote because that would put the company in play.

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     A.   And I testified that I don't recall saying that.

     Q. Okay. Do you recall discussing -- using the term "interloper" in discussing the risk of interlopers coming in in connection with the restructuring?

     A. It's not a word that I normally use so -- and I don't recall saying it, so I don't think I said it.

[END OF EXCERPT]

     Q. Okay. Did you ever seek a clear statement from the independent directors that the company would not be put in play?

     A.   No.

     Q.   Did you ever hear it said that Mr. -- is it Miro?

     A.   Miro, yes.

     Q. -- would have agreed to a shareholder vote and the company would have been sold as a result?

     A.   Absolutely not.

[BEGINNING OF EXCERPT]

     Q. Did the company receive an unsolicited indication of interest in the course of the '98 restructuring for an acquisition by an entity called Rouse?

     A.   Yes.

     Q.   And what was the nature of that indication

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of interest?

     A. It was a very friendly, unsolicited letter that asked if -- I don't recall exact contents of the letter but that asked as to whether or not we would be interested in a friendly merger.

     Q.   Did it indicate a price?

     A.   I don't recall.

     Q.   And what if any response was made to Rouse?

     A. We -- after consultation with the board, we decided to tell them that we were not interested in merging the company with them.

     Q.   Who's the we?

     A. We is the board. The board made that determination, and the board decided to tell Rouse that.

[END OF EXCERPT]

     Q. Okay. So it was the responsibility of the board of the public company to respond -- to determine how to respond and whether to respond to this unsolicited proposal.

               MR. DIPRIMA: Objection.

               THE WITNESS: You just slipped into the company versus -- the company is the partnership. That's where all the assets are, all the value is, everything else. Taubman Realty Group is really the

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partnership.

     Q.   There was no mention in the proposal of acquiring shares of the REIT?

     A. Rouse wasn't interested in buying any -- the REIT. Nobody would have been interested in buying the REIT. They were interested in buying the partnership. That was the company, as we testified earlier.

     Q. I'm just asking whether Rouse's indication of interest and letter offered to buy shares of the REIT.

     A. They offered to buy the partnership. Buy. They offered to merge. I'm not sure exactly what the letter said, but the offer would have been not to be a minority partner in the partnership but to be the owner of the partnership.

               There are no rights. The REIT had no rights to control or manage or merge or finance or hypothecate or do anything in the partnership. It only had the right to place its appointees on the partnership committee, and they then represented the REIT and all of its shareholders on that basis.

[BEGINNING OF EXCERPT]

     Q. I could have been mistaken. I thought the board of the REIT approved the '98 restructuring.

     A.   It probably did.

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     Q.   You don't remember that?

     A. I know the partnership committee approved it, and that was the fundamental approval that was required, and we would -- there were probably -- I guess the board of the REIT would have approved. Yes, it probably did, because there were substantive changes with respect to the restructuring in 1998.

               But to go back to your question which is very different, did the Rouse Company want to acquire just the REIT? And what I'm explaining to you is there would have been no reason they would want to acquire just the REIT prior to the restructuring.

     Q. I didn't ask whether they wanted to acquire just the REIT. I asked whether they wanted to acquire the REIT.

     A.   Do you want to go back to your question?

               MR. AVIV: There's no question, no question pending.

     Q.   You were on the board of the public company in 1998.

     A.   Yes, I was.

     Q. And you don't remember whether the board, that board approved the restructuring?

               MR. AVIV: Objection. That wasn't his testimony.

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               THE WITNESS: As I said, in the context of the restructuring. You shifted your discussion from the Rouse offer that was coming in, would Rouse be interested.

     Q.   Yes, I shifted the question.

     A. Okay. And then you said, well, didn't the board of the REIT approve the restructuring.

     Q.   Right.

     A. I believe that it had to approve the restructuring and I'm sure it did approve the restructuring, because there were so many fundamental changes that were occurring between how the REIT and the partnership committee and the REIT and the partnership itself -- and there were so many fundamental changes occurring that it had to approve what was going on within the REIT. The REIT was now becoming the majority owner of the partnership.

     Q.   Didn't the board approve the issuance of Series B preferred stock?

     A.   They would have had to, sure.

     Q. That was not a decision -- that was a decision for the board to make, was it not?

     A.   It was a decision of the board of the REIT to make --

[END OF EXCERPT]

     Q.   Yes.

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thing they owned other than a little cash were partnership units. So the only requirement of governance that the board had was to declare its dividends based on the distributions that another group, another party called the partnership committee, decided would flow up to all partners, one of which was the REIT, and other than that dividend, I think their only other true governance was to, was to nominate directors.

     Q.   And approve the restructuring.

     A. Well, in the context of the substantial changes of the restructuring where their fundamental position was changing with the partnership, absolutely, but you keep going back and forth. What I'm saying is that before the 1998 restructuring, the only thing they owned were partnership units. The only governance they had was of dividends and obviously, with certain qualifications, to nominate directors.

[BEGINNING OF EXCERPT]

     Q. The restructuring could not have been done without the approval of the board of the REIT, correct?

     A.   That's correct.

     Q. The Series B preferred stock could not have been issued without the approval of the board of the REIT.

     A.   That's correct. That's correct.

[END OF EXCERPT]

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restructuring that would be a terrific benefit to the public shareholders and to the REIT was that they were gonna become -- they were gonna assume the majority interest, a majority interest in the REIT. You'd collapse the two tiers of governance into one, and it would become much more simplified in terms of financial reporting for people to understand, and it was an absolute direction of any restructuring that we want to try to find a way to improve our investor friendliness in any new structure, and I'm delighted to say that that was -- that one of the biggest parts of the win and the Series B was one of the issues that led to that ability to improve our overall governance for our shareholders.

               MR. AVIV: Mr. Taubman, I think we're losing the tape.

               MR. MURPHY: This completes tape one. We're off the record at 11:55.

               (There was a discussion held off the record.)

               MR. MURPHY: We're back on the record at 11:57 a.m. This is tape two of the deposition of Robert Taubman. Please continue.

[BEGINNING OF EXCERPT]

     Q. (BY MR. OLLER) My question, Mr. Taubman, is whether you remember from a timing standpoint the

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first time the idea of issuing Series B preferred stock came up.

     A.   The exact day, no.

     Q.   Was it relatively late in the process?

     A. No. I would have assumed that it would have come up in July. I mean I remember that June 24th meeting is when we agreed on sort of the fundamental concept of the restructuring, and then management and the various parties -- AEW that was representing General Motors, Morgan Stanley representing the company, and Goldman -- were all sort of charged to go and make it happen, so that's June 24th, and sometime in July is when we would have dealt with the question of governance.

[END OF EXCERPT]

     Q. Okay. It was not, it was not before June 24th that the specific idea of the Series B preferred stock was discussed.

     A.   I don't know.

     Q.   You don't recall it coming up before then.

     A. It's not a question of I don't recall. I don't know. It may have come up, may have come up before. I don't know.

     Q. And do you recall the Series B stock being a subject of discussion at the August 17 board of directors meeting of the REIT?

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the agreement.

     Q.   Okay.

     A. And I will say that we have an awful lot of lawyers here and at the time whose job it was to know the answers to all of those questions.

[BEGINNING OF EXCERPT]

     Q. Do you recall any discussion along the lines of the Series B stock would give the family a blocking power at the REIT for major transactions?

     A.   No.

[END OF EXCERPT]

     Q. Do you recall any discussion about -- let me ask you this. Do you recall something called an interim agreement?

     A.   I do.

     Q.   What was that?

     A. As I understand it, it was an agreement from the time the transaction was approved by the board until it closed that generally specified what various parties were going to do, but beyond that I couldn't describe it.

     Q.   Did you ever see it?

     A. I assume that I might have signed it so -- but I don't recall reading it and I don't recall what its contents are, other than what I just testified.

               (Deposition Exhibit No. Six was mark'd for identification by the

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     Q.   No. At the outset of the process did you ever say to anyone that you wanted a non- -- you wanted GM's deal, whatever it was, to be noncontingent?

     A.   I don't recall.

     Q. So I take it you don't recall saying that you wanted a noncontingent deal with GM so that to avoid the company being put into play.

     A.   I don't recall.

     Q. Was there a sense of urgency that you recall to getting a restructuring done in 1998?

     A.   At what moment?

     Q.   At let's say -- let's say at any time between March and June.

     A. I don't feel that there was the sense of -- no, not during that period certainly.

[BEGINNING OF EXCERPT]

     Q. Did the planning committee that was formed by the partnership committee -- you recall that there was a strategic planning committee formed by the partnership committee?

     A.   Yes.

     Q. Did that committee work closely with the family in connection with the restructuring?

     A.   Yes.

     Q.   Including your father?

     A.   Yes.

[END OF EXCERPT]

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     Q.   Did you ever hear anyone say that GM had leverage to steer the company toward a sale to Rouse?

     A.   No.

[BEGINNING OF EXCERPT]

     Q. Did Goldman Sachs continue to do work for the family after 1998 and prior to the Simon offer?

     A.   For the family?

     Q.   Yes.

     A.   After 1998?

     Q.   Yes.

     A.   Yes.

     Q.   What was that work?

     A. For example, they're doing work for us for family owned entity right now. There's a company called Athena that my step brother-in-law manages that the Taubman family is the largest investor of, and they're a real estate opportunity fund based in New York.

     Q.   I'm asking between '98 and the Simon offer really.

     A. Yes, right now, I mean before the Simon offer. I mean they're working on a transaction right as we speak.

     Q. Did Goldman Sachs ever perform something called an antiraid analysis, either for the family or the company, after 1998 and prior to the Simon offer?

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     A.   Goldman Sachs -- I don't recall.

     Q. Did Wachtell continue to do any work for the family after 1998 and prior to the Simon offer?

     A.   Yes.

     Q.   What was the nature of that work?

               MR. AVIV: Well, don't disclose anything privileged.

               THE WITNESS: Well, they've worked on various investments and issues that have come up from time to time.

     Q.   Do they still perform work for the family today?

     A.   Yes, yes.

     Q. Who made the decision to hire Goldman Sachs and Wachtell as -- in connection with the Simon offer?

     A. Well, I -- in consultation with my board, that's who we decided to do. That's who we decided to hire.

     Q.   Didn't you hire them before the October 28 board meeting?

     A. We hired them before the board meeting. They were brought on before the board meeting, that's correct, but I did talk to my directors about who we were recommending be used for financial and for legal

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advice.

     Q.   Who did you talk to about that?

     A. I talked to Parker Gilbert. I talked to Jerry Chasen. I'm not sure I talked to every one of the directors, but I know that I talked to several of them, and I -- and before we formally signed the engagement letter with Goldman Sachs, I fully and thoroughly reviewed with the full board all the aspects of that engagement letter, and so it was a decision that we, that we arrived at together.

[END OF EXCERPT]

               (Deposition Exhibit No. Eight was mark'd for identification by the Reporter.)

     Q. R. Taubman Exhibit Eight, Mr. Taubman, is a document marked GS 790 through 794. Do you recognize this document?

     A.   Yeah, I assume this is the engagement letter.

     Q.   Is this signed by you?

     A.   Yes.

     Q.   It's dated October 25th, 2002?

     A. No. My signature is dated October 30th, '02. The letter is dated October 25th but my signature is October 30th.

     Q.   Is it your testimony that this was -- the

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     A.   No.

     Q.   Is she married?

     A.   Yes, she is.

     Q.   Is her husband employed by the company?

     A.   No.

     Q.   Are any -- they have children?

     A.   Yes.

     Q.   Are any of their children employed by the company?

     A.   No.

     Q.   Do you have any children employed by the company?

     A.   No.

     Q.   How about your brother?

     A.   No.

[BEGINNING OF EXCERPT]

     Q. Do you have a view with respect to if the Simon tender offer were to succeed -- and before in the deposition we defined I believe it was the manager as the management company that manages the Taubman properties?

     A.   Yes.

     Q. Do you have a view what would happen to the manager if the Simon offer was to succeed?

     A. There would be no need for it. If the assets of the company are sold, there's no need for a

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manager.

     Q.   So the manager would lose its contract. Is that correct?

     A.   Yeah.

     Q.   What is that contract currently worth?

     A. Well, as I testified earlier, I think about 99 percent of the value of the economics of the contract flow into TRG.

     Q.   What is the economics of that transaction? Do you know?

     A.   It's very nominal dollars.

     Q.   What's your stake in that contract?

     A. I'm not sure the company made money last year. It's not, it's not meant to be a lucrative contract. Quite the opposite. It's meant to flow the economics back into the master partnership, which we've stated many times is really the company, and there's no effort to siphon off value anywhere.

     Q. I'm not asking you whether you're siphoning off. I'm asking if you have a sense as to the economic value of that contract.

     A.   Nominal.

     Q.   Defined as what?

     A.   Much less than a million dollars.

     Q.   Per year?

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     A.   I don't know if it's hundreds of thousands of dollars. It may be tens of thousands of dollars.

     Q.   Per year?

     A.   No, in value, value.

     Q.   What about in terms of revenues per year?

     A.   I really don't know.

     Q.   You don't know?

     A.   I don't have a clue.

     Q.   Are you entitled to a stake in that revenue stream?

     A. As I've already articulated, the value of the revenues, income stream, whatever profits could flow out of the management company, are really all owned by the partnership, so they're owned by all shareholders.

[END OF EXCERPT]

     Q. You testified earlier that the Miro firm is currently acting as general counsel to the company. Is that true?

     A.   They're effectively general counsel.

               MR. AVIV: I think he testified Jeffrey Miro.

               MR. RIGRODSKY: Jeffrey Miro.

               MR. DIPRIMA: As distinguished from the Miro firm.

               THE WITNESS: That Jeffrey is

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agreement, and November 14th on the Larson agreement.

     Q.   Do you recall why they were entered into on the same day?

     A.   We -- when we entered into them, we made an announcement that we had.

     Q.   When you say "we," are you referring to yourself or to the company?

     A.   Myself individually.

     Q.   So "we" means you.

     A.   Yes.

     Q. Do you have an understanding what the purpose of these voting agreements are?

     A.   Yes.

     Q.   What is that purpose?

     A. They individually give me individually the right to vote these shares and units at my discretion under the individual circumstances or qualifications of each one of these.

[BEGINNING OF EXCERPT]

     Q.   Why did you enter into these voting agreements?

     A. The purpose was articulated in the announcement of the joint 13 -- was it 13D9?

               MR. DIPRIMA: 13D8.

               THE WITNESS: -- 13D8 filing that we made at the time we entered into them.

[END OF EXCERPT]

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               MR. AVIV Before which time?

     Q.   Before the time you entered into these voting agreements.

     A.   I don't recall that I have.

[BEGINNING OF EXCERPT]

     Q.   These voting agreements have anything to do with Simon's offer?

     A.   Yes.

     Q.   Can you describe for me what the relationship was?

     A. I felt, as did the other individuals in our family felt, that by receiving these individual proxies, that collectively with respect to the 33.4 percent requirement for a change in the articles or for the sale of the company, that the statement that we made when we announced these was to clearly and resolutely say to the public and the investment community that our -- that we were very resolute in our position.

[END OF EXCERPT]

     Q. So did you enter into these voting agreements in response to the Simon offer? Is that correct?

     A. Well, I will answer that we would not have entered into them if Simon had not made his offer.

     Q. And with respect to the 33.4 percent requirement -- I think that's your word -- what do you

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mean by that?

     A. It takes a two-thirds majority or two-thirds vote, as you know, to change the articles. I've testified to that earlier today, and it is not possible to achieve that two-thirds if individuals decide together that own 33.4 percent to not vote for it.

[BEGINNING OF EXCERPT]

     Q. Was it possible to block the two-third vote before you entered into these agreements?

     A. Practically speaking our 30 percent rough position I think was more than sufficient to have a sale turned down, but the idea of these individual proxies was to be clear and resolute to the investment community as to how -- unambiguous to the community as to that vote.

     Q. Technically speaking though before you entered into these voting agreements, it was still technically possible for somebody to muster two-third vote. Is that correct?

     A.   That's correct.

     Q. Then after you entered into the voting agreements, as a technical matter it was impossible for somebody to achieve a two-third vote. Is that correct?

     A.   That's correct.

     Q. Then after you entered into the voting agreements, as a technical matter it was impossible for somebody to achieve a two-third vote. Is that correct?

     A.   That's correct.

[END OF EXCERPT]


     Q.   Did you consult with anyone before you

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     A.   Comerica Bank board here in Detroit, as well as the Sotheby's board in
New York.

     Q. Mr. Fisher -- fair to say Mr. Fisher is a friend of your father's as well?

     A.   Yes.

     Q.   Any other members of your family?

     A.   Yes.

     Q. And the entities Mr. Fisher was or has been or is -- has been associated with do any business with Taubman?

     A. Not in many years. He's been an investor and he was an investor in one of our shopping centers back in 1978, and ultimately that investment was rolled up into the TRG Partnership when we went public in 1992, and he has had an investment in the partnership since 1992 that was the remnant of that rollup that was the original investment in one of those -- in Hilltop Shopping Center is the one it was in 1978. I believe it was might have been '76, 1976, but other than that, I don't believe there's any -- Comerica Bank, you know, is part of our credit facility, so he's a stockholder in Comerica Bank, but other than that, I don't know of any other relationship at least that comes to mind.

[BEGINNING OF EXCERPT]

     Q. Do you recall -- aside from the people who executed the voting agreements that are in front of you

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today, do you recall contacting anyone else with respect to entering into a voting agreement?

     A.   I did contact one other person.

     Q.   Who was that person?

     A.   Richard Kuhn.

     Q.   And did Mr. Kuhn agree to enter into a voting agreement with you?

     A.   If, if we decided that we wanted to, he was prepared to do so.

     Q.   But you didn't.

     A.   We decided not to.

     Q.   When you say "we," you're referring to your family?

     A.   Yes.

[END OF EXCERPT]

     Q. And were you acting in your capacity as a representative of your family when you entered into these voting agreements?

     A. Well, yes, individually. I mean their proxy is to me, but they are in fact part of the 13D9 filing.

     Q. But you viewed yourself -- forget about the 13D filing and the legal technicalities. Did you view yourself as a representative of your family's interest with respect to these voting agreements?

               MR. DIPRIMA: Objection.

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filing process, so my guess is that these documents -- they knew about them before they were signed, but it was coincidence.

               MR. MURPHY: I need to go off the record. This completes tape three. Off the record at 17:13.

               (There was a discussion held off the record.)

               (There was a recess taken.)

               MR. MURPHY: We're back on the record at 17:21. This is tape four of the deposition of Robert Taubman. Please proceed.

     Q. (BY MR. RIGRODSKY) Okay, Mr. Taubman, before the break we were talking about the voting agreements that were marked as Exhibit Number 13 to your deposition.

     A.   Yes.

     [BEGINNING OF EXCERPT]

     Q. Turning our attention back to those agreements for now, do you recall whether you spoke with any members of your family before entering into these voting agreements?

     A.   Yes.

     Q.   And do you recall when?

     A.   In the days before with my brother and my father.

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     Q.   Do you recall what you told them about them?

     A.   Only that we were going to ask for them.

     Q.   Did you explain to them why?

     A.   Yes.

     Q.   And did they agree with entering into these agreements?

     A.   Yes.

     [END OF EXCERPT]

     Q.   Did they ask that the agreements be executed vis-a-vis themselves?

     A.   No.

     Q.   They just said it was okay for you to do it.

     A.   Yes.

     Q. Did you tell them that you'd be acting in your capacity a representative of the Taubman as family?

               MR. AVIV: Objection as to form.

               THE WITNESS: I mean, you know, they were entered into individually, and we made a joint filing that included other members of the family. I'm not sure where you're going with it, but yes.

     Q.   Do you recall whose idea it was to enter into these agreements?

     A.   I think it was my idea.

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